SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of
                     the Securities Exchange Act of 1934
                               (Amendment No. __)

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   [ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section
        240.14a-12

                      BANDO McGLOCKLIN CAPITAL CORPORATION
                (Name of Registrant as Specified in its Charter)

                      BANDO McGLOCKLIN CAPITAL CORPORATION
                   (Name of person(s) Filing Proxy Statement)

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                [Bando McGlocklin Capital Corporation Letterhead]


                                November 27, 1996


   To the Shareholders of
   Bando McGlocklin Capital Corporation:

             You should have received recently a Proxy Statement and Proxy for the 1996 Annual Meeting of the Company, which will be held on December 17, 1996. This meeting will address several issues of great importance to the future of the Company. I strongly urge you to sign, date and return the enclosed Proxy if you have not already returned the Proxy that was sent with your Proxy Statement.

             At the Annual Meeting, the shareholders of the Company will consider proposals to (i) elect directors, (ii) ratify the selection of auditors, (iii) deregister the Company and its wholly owned subsidiary Bando McGlocklin Small Business Investment Corporation ("BMSBIC") as investment companies, (iv) rescind the fundamental investment policies of the Company and BMSBIC, and (v) amend the articles of incorporation of the Company to eliminate all provisions relating to its status as an investment company.

             Your Board of Directors has carefully considered these proposals and believes that these proposals are in the best interests of the Company and its shareholders. Therefore, the Board recommends that you vote "FOR" each of the items on the enclosed Proxy.

                                      Very truly yours,

                                      /s/ George Schonath

                                      George R. Schonath
                                      Chairman of the Board and
                                      Chief Executive Officer